Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 6, 2010 (the “Effective Date”) by and between Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), and Matt Porter, an individual (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated as of July 15, 2007 (the “Existing Agreement”).

WHEREAS, the Company and the Employee desire to amend and restate the Existing Agreement to set forth the terms of their agreements relating to the employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

1. Employment.  The Company hereby employs the Employee and the Employee hereby accepts such employment subject to the terms and conditions contained in this Agreement.  The Employee is engaged as an employee of the Company and the Employee and the Company do not intend to create a joint venture, partnership or other relationship that might impose a fiduciary obligation on the Employee or the Company in the performance of this Agreement, other than as an officer of the Company.

2. Employee’s Duties.  The Employee is employed on a full-time basis.  Throughout the term of this Agreement, the Employee will use the Employee’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

2.1 Specific Duties.  During the term of this Agreement, the Employee will serve as Chief Financial Officer, Treasurer and Secretary for the Company.  The Employee agrees to use the Employee’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Employee is appointed and accepts and such other services as may be reasonably directed by the Board of Directors of the Company (the “Board”) in accordance with this Agreement.

2.2 Modifications.  The precise duties to be performed by the Employee may be extended or curtailed in the discretion of the Board.  However, the occurrence of any one or more of the following events (such events, individually and collectively, “Good Reason”) shall constitute termination without Cause (as hereinafter defined): (a) a reduction in the Employee’s then current Base Salary (as hereinafter defined) or a significant reduction in the Employee’s then current benefits as provided in Section 4 hereof; (b) a demotion by means of a reduction in authority, responsibilities, duties or titles to a position of less stature or importance with the Company or an assignment of duties materially inconsistent with the Employee’s position, authority, duties or responsibility; (c) the Company’s principal executive offices are moved to a location more than 25 miles from its current location or the Employee is required to be based anywhere other than the Company’s principal executive offices; (d) a failure by the Company to require any successor to the Company or to all or substantially all of the business or assets of the Company to expressly assume the obligations of the Company under this Agreement; or (e) a breach by the Company of a material provision of this Agreement or any other material plan or program covering the Employee.

2.3 Rules and Regulations.  From time to time, the Company may issue policies and procedures applicable to employees and the Employee including an Employment Policies Manual.  The Employee agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement.  Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time.  In the event of a conflict between such policies and procedures and this Agreement, this Agreement will control unless compliance with this Agreement will violate any law or regulation applicable to the Company or its affiliated entities.

3. Other Activities.  During the term of this Agreement, the Employee will devote substantially all of his business time, efforts, skills and abilities and attention to the business of the Company; provided, however, that the Employee (a) may serve on one board of directors of a publicly traded corporation, (b) with the consent of the Board (which will not be unreasonably withheld), may serve on other boards of directors of business entities, (c) may engage in charitable, educational or community affairs, including serving on the board of directors of any charitable, educational or community organization, and (d) may manage his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder.

4. Employee’s Compensation.  The Company agrees to compensate the Employee as follows:

4.1 Base Salary.  During the term of this Agreement, a base salary (the “Base Salary”), in an initial annual rate of not less than Two Hundred Twenty Thousand Dollars ($220,000.00), will be paid to the Employee in installments consistent with the Company’s customary payroll practices.

4.2 Bonus.  During the term of this Agreement, the Employee will be eligible to receive an annual bonus established by the Company or the Board (or a Compensation Committee thereof), in its discretion.

4.3 Equity Compensation.  In addition to the compensation set forth in Sections 4.1 and 4.2 of this Agreement, the Employee may periodically receive grants of stock options, restricted stock or other equity related awards from the Company’s stock compensation plans in effect from time to time, subject to the terms and conditions of such plans.

4.4 Benefits.  The Company agrees to extend to the Employee retirement benefits, deferred compensation, reimbursement of reasonable expenditures for dues, travel and entertainment and any other benefits the Company provides to other executives or officers from time to time on the same terms as such benefits are provided to such individuals.  Such benefits will include comprehensive healthcare, dental care, life insurance, disability and other welfare benefits that are not less favorable than the plans in force on the Effective Date.  The following specific benefits will also be provided to the Employee at the expense of the Company.

(a) Vacation.  The Employee will be entitled to take up to two (2) weeks of paid vacation each calendar year during the term of this Agreement, subject to proration for any portion of a calendar year under this Agreement.  Except as otherwise provided in this Agreement, no additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one calendar year to another.

(b) Reimbursement of Expenses.  The Company will reimburse the Employee for such reasonable and necessary out-of-pocket business expenses as may be incurred by him in the performance of the Employee’s duties hereunder.

(c) Supplemental Retirement Plan.  The Employee will be eligible to participate in the Company’s supplemental retirement plan, if any, on terms no less favorable than those available to other senior executives.

(d) Tax Withholding.  The Company has the right to deduct from any compensation payable to the Employee under this Agreement social security (FICA) taxes and all Federal, state and local income taxes and charges as are required by applicable law and regulations.

4.5 Gross-Up Payment.  In the event it is determined that any payment or distribution by the Company or the Company’s subsidiaries or affiliates to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.5) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any interest or penalties related to such excise tax (collectively, the “Excise Tax”), the Employee will be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company.  The Gross-Up Payment will be equal to the amount such that after payment by the Employee of all taxes (including the Excise Tax, income taxes, interest and penalties imposed with respect to such taxes) on the Gross-Up Payment, the Employee will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment.

(a) Determination.  Subject to the provisions of Section 4.5(b), all determinations required to be made under this Section 4.5 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized) will be made by a nationally recognized certified public accounting firm designated by the Employee (the “Accounting Firm”).  The Employee will request that the Accounting Firm provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is reasonably requested by the parties.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control (as hereinafter defined), the Employee will be entitled to appoint another nationally recognized accounting firm to make the determinations required under this Section 4.5(a) (which accounting firm will then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm will be paid by the Company.  Any Gross-Up Payment required to be paid under this Section 4.5 will be paid by the Company to the Employee within five (5) days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm will be binding on the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, the Gross-Up Payment made by the Company may be less than actually required (an “Underpayment”) consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 4.5(b) below and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Employee.

(b) Contest of Claims.  The Employee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Employee will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing prior to the expiration of such thirty (30) day period that the Company desires to contest such claim, the Employee will:  (i) provide to the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith as necessary to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim.  The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest of the claim and agrees to indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest (including payment of costs and expenses as provided hereunder).  Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Employee to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner.  The Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines.  If the Company directs the Employee to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Employee on an interest-free basis and agrees to indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) Refunds.  If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4.5(b), the Employee becomes entitled to receive any refund with respect to such claim, the Employee will (subject to the Company’s complying with the requirements of Section 4.5(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 4.5(b), a determination is made that the Employee will not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.6 Compensation Review.  The compensation of the Employee will be reviewed not less frequently than annually by the Company or the Board (or a Compensation Committee thereof) and shall be reviewed semi-annually (or other applicable time) if the compensation of other executive officers of the Company is reviewed at such frequency (or other applicable time).  The compensation of the Employee prescribed in Section 4 of this Agreement (including benefits) may be increased at the discretion of the Company or the Board (or a Compensation Committee thereof), but may not be reduced without the prior written consent of the Employee except as expressly provided herein.

5. Term.  In the absence of termination as set forth in Section 6 below, this Agreement will extend for a term commencing on the Effective Date and ending January 5, 2013 (the “Expiration Date”), as extended from time to time.  Unless the Company provides thirty (30) days’ prior written notice of non-extension to the Employee before each January 4 during the term of this Agreement, the term and the Expiration Date will be automatically extended for one (1) additional year so that the remaining term of this Agreement will be not less than two (2) and not more than three (3) years.

6. Termination.  The Employee’s employment will continue in effect until the expiration of the term set forth in Section 5 of this Agreement unless earlier terminated pursuant to this Section 6.

6.1 Termination by the Company.  The Company will have the following rights to terminate the Employee’s employment:

(a) Termination without Cause.  The Company may terminate the Employee’s employment without Cause at any time by the service of written notice of termination to the Employee specifying an effective date of such termination not sooner than ten (10) days after the date of such notice (the “Termination Date”).  In the event the Employee is terminated without Cause (other than in connection with a Change of Control under Section 6.3 of this Agreement), the Employee will receive the following as termination compensation:  (i) an amount equal to his Base Salary (as in effect on the Termination Date) and any target Base Salary during the remaining term of this Agreement, but in any event through the Expiration Date; provided, however, such amount shall not be less than two (2) times the then current Base Salary; plus (ii) the greater of any target bonus for the year of termination or the average of the immediately preceding two years’ annual incentive bonuses received by the Employee; plus (iii) any vacation pay accrued through the Termination Date.  In addition, during the greater of (i) the twenty-four month period following the Termination Date and (ii) the number of months, including fractional months, remaining in the term of this Agreement, the Company will continue to provide the Employee (and, as applicable, his family) with the benefits, including but not limited to healthcare, dental, life insurance and other benefits set forth in Section 4.4.  The payment of such amounts shall be made, at the Employee’s option, either in a lump sum within ten (10) days of the Termination Date or during the remaining term of this Agreement in installments consistent with the Company’s normal payroll practices, but, if on the Termination Date, the Employee is a “specified employee” as defined in regulations under Section 409A of the Code, such payments will commence on the first payroll payment date which is more than six months following the Termination Date, and the first payment shall include any amounts that would have otherwise been payable during the six-month period.

(b) Termination for Cause.  The Company may terminate the Employee’s employment for Cause.  For purposes of this Agreement, “Cause” means any of the following:  (i) the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or its subsidiaries or affiliates (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties; or (ii) the willful engaging by the Employee in illegal conduct, gross misconduct or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company.  For purposes of this provision, an act or failure to act, on the part of the Employee, will not be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.  In the event the Employee’s employment is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Employee after the effective date of such termination.  The Employee’s employment will not be deemed to have been terminated for Cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the independent and disinterested members of the Board and delivered to the Employee.  Thereafter, the Employee will have the right for a period of thirty (30) days to request a Board meeting to be held at a mutually agreeable time and location to be attended by the members of the Board in person within the following thirty (30) days, at which meeting the Employee and his designated representatives will have an opportunity to be heard.  Failing such determination and opportunity for hearing, any termination of the Employee’s employment will be deemed to have occurred without Cause.

6.2 Termination by the Employee.  The Employee may voluntarily terminate his employment with or without Cause by the service of written notice of such termination to the Company specifying an effective date of such termination ninety (90) days after the date of such notice, during which time the Employee may use remaining accrued vacation days, or at the Company’s option, be paid for such days.  Subject to Sections 2.2 and 6.1, in the event his employment is terminated by the Employee, neither the Company nor the Employee will have any further obligations hereunder, except for any obligations which expressly survive termination of employment including, without limitation, any obligation of the Company to provide any further payments or benefits to the Employee after the effective date of such termination.  Notwithstanding anything in this Agreement to the contrary, in the event the Employee provides written notice to the Company that he is terminating his employment for Good Reason, other than in connection with a termination upon a Change of Control (as hereinafter defined), the Employee shall receive the termination compensation provided in Section 6.1(a) hereof within ten (10) days of receipt by the Company of written notice of such termination.

6.3 Termination in Connection with a Change of Control.  The Employee will be entitled to terminate this Agreement with or without Cause or Good Reason at anytime within two (2) years following a Change of Control by providing written notice to the Company (or any successor to the Company or any parent corporation of the Company).  Within ten (10) days of the Company’s (or any successor to the Company or any parent corporation of the Company) receipt of such notice, the Employee shall receive a severance payment (in addition to any other rights and other amounts payable to the Employee under Section 6.7 or under Company plans in which the Employee is a participant) payable in a lump sum in cash an amount equal to the sum of the following: (i) three (3) times the sum of the Employee’s highest paid annual Base Salary plus the greater of any target bonus for the year of termination or the highest bonus paid to the Employee during the Employee’s employment with the Company; plus (ii) any applicable Gross-Up Payment.  If the foregoing amount is not paid within ten (10) days after the notice of such termination is received by the Company, the unpaid amount will bear interest at the per annum rate of 12% per annum.  Notwithstanding the foregoing, if at the time of such termination the Employee is a “specified employee” as defined in regulations under Section 409A of the Code, such payment will be made on the first day which is more than six (6) months following the date of such termination.  In connection with any Change of Control, the Company shall obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.  In the event the Company (or any successor to the Company or any parent corporation of the Company) terminates this Agreement, with or without Cause, within two (2) years following a Change of Control, the Employee shall be entitled to the severance payment set forth in this Section 6.3 on the same terms as if the Employee elected to terminate this Agreement under this Section 6.3.

For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”).  For purposes of this Section 6.3(a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company will not constitute a Change in Control.

(b) The individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board.  Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof.

(c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one ore more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination), directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.4 Disability of the Employee.

(a)            The employment of the Employee will terminate upon the Disability of the Employee.  For purposes of this Agreement, “Disability” means the Employee’s inability to perform his duties and responsibilities as contemplated under this Agreement for a period of more than 120 consecutive days due to physical, mental or emotional incapacity or impairment.  A determination of Disability will be made by a physician acceptable to both the Employee and the Company; provided, that if the Employee and the Company cannot agree as to a physician, each will select a physician and the two physicians will select a third physician, whose determination as to Disability will be binding on the Employee and the Company.  The Employee, his legal representative or any adult member of his immediate family will have the right to present to the Company and such physician such information and arguments on his behalf as the Employee or they deem appropriate, including the opinion of his personal physician.  The Employee’s employment will not be terminated due to Disability until the physician has delivered a written opinion certifying such disability and a written notice of termination for Disability has been delivered by the Company or the Employee, as the case may be, to the other party.

(b) In the event the Employee’s employment is terminated for Disability, the Company will pay the Employee his Base Salary in effect on the date of termination and any target Base Salary through the remaining term of this Agreement, but in any event through the Expiration Date.  The payment of such amounts shall be made during the remaining term of the Agreement in installments consistent with the Company’s normal payroll practices, but, if on the termination date, the Employee is a “specified employee” as defined in regulations under Section 409A of the Code, such payments will commence on the first payroll payment date which is more than six months following the termination date and the first payment shall include any amounts that would have otherwise been payable during the six-month period.  Notwithstanding the foregoing, the amount payable hereunder will be reduced by any benefits payable under any disability plans provided by the Company under Section 4.4 of this Agreement.

6.5 Death of the Employee.  If the Employee dies during the term of this Agreement, the Employee’s employment will terminate without compensation to the Employee’s estate, except:  (a) the obligation to continue the Base Salary payments under Section 4.1 of this Agreement and any target Base Salary payments for twelve (12) months after the effective date of such termination; and (b) the benefits described in Section 4.4 of this Agreement accrued through the effective date of such termination.

6.6 Effect of Termination.  The termination of the Employee’s employment will terminate all obligations of the Employee to render services on behalf of the Company.  The Employee will maintain the confidentiality of all information acquired by the Employee during the term of his employment in accordance with Section 7 of this Agreement.  In the event of the Employee’s termination of employment, and in addition to any other payments or benefits owed to the Employee under this Section 6, the Company will pay the Employee, his estate or his representative, as the case may be, any accrued but unpaid salary, bonuses, expenses or benefits as of the date of termination.  Except as provided in the previous sentence, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Employee by reason of the termination of his employment.  In the event that payments are required to be made by the Company under this Section 6, the Employee will not be required to seek other employment as a means of mitigating the Company’s obligations hereunder resulting from termination of the Employee’s employment and the Company’s obligations hereunder (including payment of severance benefits) will not be terminated, reduced or modified as a result of the Employee’s earnings from other employment or self-employment.  All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company will remain the property of the Company.  All such personal items will be removed from such offices no later than ten (10) days after the effective date of termination, and the Company is hereby authorized to discard any items remaining and to reassign the Employee’s office space after such date.  Prior to the effective date of termination, the Employee will cooperate with the Company to provide for the orderly termination of the Employee’s employment.

6.7 Equity Compensation Provisions.  Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination by the Employee for Good Reason under Section 6.2, termination by the Company under Section 6.1(a) (which includes any constructive termination by the Company for Good Reason), or upon a Change of Control: (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock held by the Employee immediately prior to such termination will immediately become 100% vested; and (b) the Employee’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the Employee’s termination of employment.  To the extent the Company is unable to provide for one or both of the foregoing rights, the Company will provide, in lieu thereof, a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock (the “Equity Compensation Rights”) with the foregoing rights as of the date of the Employee’s termination of employment or Change of Control (as applicable) and the total value of the Equity Compensation Rights without the foregoing rights as of the date of the Employee’s termination of employment or Change of Control.  The foregoing amounts will be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board and the cash payment, if any, will be paid in a lump sum in the case of a termination under Section 6.1(a), at the same time as the first severance payment is otherwise due under such Section, in the case of a termination by the Employee for Good Reason under Section 6.2, at the same time as the first severance payment is otherwise due under such Section, and in the case of a Change of Control, within ten (10) days of such Change of Control.

6.8 Payment in Lieu of Benefits.  In the event that the Employee and/or his family is entitled to benefits, such as healthcare, under this Section 6, to the extent that the Company’s plans, programs and arrangements do not permit a continuation of the Employee’s and/or his family’s participation in a benefit plan, program or arrangement following his termination of employment, the Company will pay the Employee (and/or his family), no less frequently than quarterly in advance an amount which, after all taxes on such amount, is sufficient for him and/or his family to purchase equivalent benefits.

6.9 Release.  As a condition of receiving any amounts pursuant to Section 6, or of accelerated vesting of any equity-based or cash-based award in connection with the termination of the Employee’s employment, the Employee agrees to execute a release of claims that he has or may have against the Company relating to, or arising out of his employment (including the termination of such employment) with the Company; provided, however, the Employee will not release:

(a) claims that the Employee may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

(b) claims that arise after the effective date of such release;

(c) any rights the Employee may have to enforce this Agreement;

(d) any rights or entitlements that the Employee has under any applicable plan, policy, program, or arrangement of, or other agreement with, the Company; and

(e) claims for which the Employee is entitled to be indemnified under the Company’s Certificate of Incorporation or Bylaws or under applicable law or pursuant to the Company’s directors’ and officers’ liability or other insurance policies.

7. Confidentiality.  The Employee recognizes that the nature of the Employee’s services are such that the Employee will have access to information that constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated (“Confidential Information”).  The Employee agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel or other parties authorized by the Company to receive confidential information nor use for any purpose, other than the performance of this Agreement, any Confidential Information.  Confidential Information includes data or material (regardless of form) which is:  (a) a trade secret; (b) provided, disclosed or delivered to the Employee by the Company, any officer, director, employee, agent, attorney, accountant, consultant or other person or entity employee by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Employee or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets, business activities, officers, directors, employees, borrowers or customers of the foregoing.  However, Confidential Information will not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement.  On request by the Company, the Company will be entitled to a copy of any Confidential Information in the possession of the Employee.  The provisions of this Section 7 will survive the termination, expiration or cancellation of the Employee’s employment for a period of one (1) year after the date of termination.  The Employee will deliver to the Company all originals and copies of the documents or materials containing Confidential Information.  For purposes of Sections 7, 8 and 9 of this Agreement, the Company expressly includes any of the Company’s subsidiaries or affiliates.

8. Non-competition.  During the period of the Employee’s employment and for a period ending six (6) months after the Employee’s termination of employment for any reason other than pursuant to Section 6.1(a) or 6.3, (a) the Employee will not solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company’s subsidiaries or affiliates for the Employee’s own account or for the benefit of another party; and (b) the Employee will not circumvent or attempt to circumvent the foregoing agreements in clause (a) by any future arrangement or through the actions of a third party.  The foregoing will not prohibit the activities which are expressly permitted by Section 3 of this Agreement.

9. Proprietary Matters.  The Employee expressly understands and agrees that any and all improvements, inventions, discoveries, processes or know-how that are generated or conceived by the Employee during the term of this Agreement, whether generated or conceived during the Employee’s regular working hours or otherwise, will be the sole and exclusive property of the Company.  Whenever requested by the Company (either during the term of this Agreement or thereafter), the Employee will assign or execute any and all applications, assignments and/or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how.  However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Employee and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) will not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company.

10. Arbitration.  The parties will attempt to promptly resolve any dispute or controversy arising out of our relating to this Agreement or termination of the Employee by the Company.  Any negotiations pursuant to this Section 10 are confidential and will be treated as compromise and settlement negotiations for all purposes.  If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct.  Except for damages arising out of a breach of Sections 6, 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) that exceed 300% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount.  The arbitration will be held in Oklahoma County, Oklahoma.  Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma.  The Company will pay the costs and expenses of the arbitration including, without implied limitation, the fees for the arbitrators.  Unless otherwise expressly set forth in this Agreement, the procedures specified in this Section 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement.  Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

11. Miscellaneous.  The parties further agree as follows:

11.1 Time.  Time is of the essence of each provision of this Agreement.

11.2 Notices.  Any notice, payments, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when received by personal delivery, by facsimile, by overnight courier, or be certified mail, postage and charges prepaid, directed to the following address or to such other additional addresses as any party might designate by written notice to the other party:

To the Company:

                Bronco Drilling Company, Inc.
                16217 N. May Avenue
                Edmond, OK 73013
                Attn: Chief Executive Officer

To the Employee:

The Employee’s home address most recently on file with the Company.

11.3 Assignment.  Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement.

11.4 Construction.  If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.  This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

11.5 Entire Agreement.  Except as provided in Section 2.3 of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

11.6 Binding Effect.  This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.  In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

11.7 Attorneys’ Fees.  If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the Company will be responsible for paying the Company’s legal fees and expenses and the Company will be required to reimburse the Employee for reasonable expenses and legal fees incurred by the Employee in connection with the resolution of such action or proceeding, including any costs of appeal.

11.8 Superseding Agreement.  This Agreement is the final, complete and exclusive expression of the agreement between the Company and the Employee and supersedes and replaces in all respects any prior oral or written employment agreements, including, but not limited to the Existing Agreement.  On execution of this Agreement by the Company and the Employee, the relationship between the Company and the Employee after the effective date of this Agreement will be governed by the terms of this Agreement and not by any other agreements, oral or otherwise.

11.9 Non-Contravention.  The Employee represents and warrants to the Company that the execution and performance of this Agreement will not violate, constitute a default under, or otherwise give rights to any third party, pursuant to the terms of any agreement to which the Employee is a party.

11.10 Compliance with Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.  To the extent any benefit paid under this Agreement shall be subject to Section 409A of the Code, such benefit shall be paid in a manner that will comply with Section 409A, including any IRS 409A Guidance.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by the IRS 409A Guidance.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

THE COMPANY:

BRONCO DRILLING COMPANY, INC.

By:/s/ MARK DUBBERSTEIN
     Mark Dubberstein
     President

THE EMPLOYEE:
/s/ MATT PORTER
Matt Porter